Exhibit 99.1

News

FOR IMMEDIATE RELEASE
Media Contact Information: Karen Kirkwood	Investor Contact Information: Ken Apicerno
Phone: 781-622-1306	Phone: 781-622-1294
E-mail: karen.kirkwood@thermofisher.com	E-mail: ken.apicerno@thermofisher.com
Website: www.thermofisher.com

Thermo Fisher Scientific Reports Third Quarter 2017 Results

WALTHAM, Mass. (October 25, 2017) - Thermo Fisher Scientific Inc. (NYSE: TMO), the world leader in serving science, today reported its financial results for the third quarter ended September 30, 2017.

Third Quarter 2017 Highlights

•	Reported revenue of $5.1 billion.

•	Reported GAAP diluted earnings per share (EPS) of $1.34.
Reported adjusted EPS of $2.31.

•
Launched four new electron microscopy systems for structural biology and materials science research, released the new iQ Series air-quality monitoring platform, and enabled the first FDA-approved gene therapy, which uses our proprietary magnetic bead technology.

•	Opened Precision Medicine Customer Experience Center in Guangzhou, China, to showcase our range of technologies and services for advancing personalized healthcare.

•	Completed acquisition of Patheon, adding leading contract development and manufacturing outsourcing services to significantly enhance our value proposition for biopharma customers.

Adjusted EPS, adjusted operating income, adjusted operating margin and free cash flow are non-GAAP measures that exclude certain items detailed later in this press release under the heading “Use of Non-GAAP Financial Measures.”

“Our team executed very well to deliver another excellent quarter, with strong performance on the top and bottom line,” said Marc N. Casper, president and chief executive officer of Thermo Fisher Scientific.

“We also continued to set our company up for an even stronger future by successfully executing our growth strategy. Among the highlights in the quarter, we expanded our analytical instrument platforms for both life sciences and applied markets, and contributed to a groundbreaking achievement in gene therapy. In Asia-Pacific, we built on our industry-leading scale and depth of capabilities in China to help our customers advance precision medicine.

“We were also very pleased to close our acquisition of Patheon in late August. Two months into the integration, we’re even more excited about the new opportunities we have to help our pharma and biotech customers achieve their goals.”

Casper concluded, “We’ve made great progress during the past nine months, and are in an excellent position to achieve our growth goals for the year.”

Third Quarter 2017

Revenue for the quarter grew 14% to $5.1 billion in 2017, versus $4.5 billion in the third quarter of 2016. Organic revenue growth was 5%; acquisitions increased revenue by 8% and currency translation increased revenue by 1%.

GAAP Earnings Results

GAAP diluted EPS in the third quarter increased 13% to $1.34, versus $1.19 in the same quarter last year. GAAP operating income for the third quarter of 2017 grew to $636 million, compared with $541 million in the third quarter of 2016. GAAP operating margin was 12.4%, compared with 12.0% in the third quarter last year.

Non-GAAP Earnings Results

Adjusted EPS in the third quarter of 2017 rose 14% to $2.31, versus $2.03 in the year-ago quarter. Adjusted operating income for the third quarter of 2017 grew 13% compared with the same quarter last year. Adjusted operating margin was 22.9%, compared with 23.0% in the third quarter of 2016, reflecting the dilutive impact from the acquisition of Patheon.

2017 Guidance Update

Thermo Fisher is raising its 2017 revenue and earnings guidance to reflect the acquisition of Patheon, strong operational performance and a more favorable foreign exchange environment. The company is raising its revenue guidance to a new range of $20.50 to $20.66 billion versus its previous guidance of $19.71 to $19.89 billion. This would result in 12 to 13% revenue growth over the previous year. The company is raising its adjusted EPS guidance to a new range of $9.29 to $9.38, versus the $9.15 to $9.28 previously communicated, for 12 to 13% growth over 2016.

Segment Results

Management uses adjusted operating results to monitor and evaluate performance of the company’s four business segments, as highlighted below. Since these results are used for this purpose, they are also considered to be prepared in accordance with GAAP.

Life Sciences Solutions Segment

In the third quarter of 2017, Life Sciences Solutions Segment revenue grew 5% to $1.38 billion, compared with revenue of $1.31 billion in the third quarter of 2016. Segment adjusted operating margin increased to 32.8%, versus 29.6% in the 2016 quarter.

Analytical Instruments Segment

Analytical Instruments Segment results reflect the acquisition of FEI Company in September 2016. Revenue for the segment grew 32% to $1.19 billion in the third quarter of 2017, compared with revenue of $898 million in the third quarter of 2016. Segment adjusted operating margin increased to 21.6%, versus 21.2% in the 2016 quarter.

Specialty Diagnostics Segment

Specialty Diagnostics Segment revenue grew 6% to $844 million in the third quarter of 2017, compared with revenue of $799 million in the third quarter of 2016. Segment adjusted operating margin was 25.9%, versus 26.8% in the 2016 quarter.

Laboratory Products and Services Segment

Laboratory Products and Services Segment results reflect the acquisition of Patheon in late August 2017. In the third quarter of 2017, Laboratory Products and Services Segment revenue grew 15% to $1.93 billion, compared with revenue of $1.67 billion in the third quarter of 2016. Segment adjusted operating margin was 12.6%, versus 14.3% in the 2016 quarter.

Use of Non-GAAP Financial Measures

In addition to the financial measures prepared in accordance with generally accepted accounting principles (GAAP), we use certain non-GAAP financial measures, including adjusted EPS, adjusted operating income and adjusted operating margin, which exclude certain acquisition-related costs, including charges for the sale of inventories revalued at the date of acquisition and significant transaction costs; restructuring and other costs/income; and amortization of acquisition-related intangible assets. Adjusted EPS also excludes certain other gains and losses that are either isolated or cannot be expected to occur again with any predictability, tax provisions/benefits related to the previous items, benefits from tax credit carryforwards, the impact of significant tax audits or events and the results of discontinued operations. We exclude the above items because they are outside of our normal operations and/or, in certain cases, are difficult to forecast accurately for future periods. We also use a non-GAAP measure, free cash flow, which is operating cash flow, net of capital expenditures, and also excludes operating cash flows from discontinued operations to provide a view of the continuing operations’ ability to generate cash for use in acquisitions and other investing and financing activities. We believe that the use of non-GAAP measures helps investors to gain a better understanding of our core operating results and future prospects, consistent with how management measures and forecasts the company’s performance, especially when comparing such results to previous periods or forecasts.

For example:

We exclude costs and tax effects associated with restructuring activities, such as reducing overhead and consolidating facilities. We believe that the costs related to these restructuring activities are not indicative of our normal operating costs.

We exclude certain acquisition-related costs, including charges for the sale of inventories revalued at the date of acquisition and significant transaction costs. We exclude these costs because we do not believe they are indicative of our normal operating costs.

We exclude the expense and tax effects associated with the amortization of acquisition-related intangible assets because a significant portion of the purchase price for acquisitions may be allocated to intangible assets that have lives of 5 to 20 years. In 2017, based on acquisitions closed through the end of the third quarter of 2017, our adjusted EPS will exclude approximately $2.85 of expense for the amortization of acquisition-related intangible assets. Exclusion of the amortization expense allows comparisons of operating results that are consistent over time for both our newly acquired and long-held businesses and with both acquisitive and non-acquisitive peer companies.

We also exclude certain gains/losses and related tax effects, benefits from tax credit carryforwards and the impact of significant tax audits or events (such as the effect on deferred tax balances of enacted changes in tax rates), which are either isolated or cannot be expected to occur again with any predictability and that we believe are not indicative of our normal operating gains and losses. For example, we exclude gains/losses from items such as the sale of a business or real estate, gains or losses on significant litigation-related matters, gains on curtailments of pension plans, the early retirement of debt and discontinued operations.

We also report free cash flow, which is operating cash flow, net of capital expenditures, and also excludes operating cash flows from discontinued operations to provide a view of the continuing operations’ ability to generate cash for use in acquisitions and other investing and financing activities.

Thermo Fisher’s management uses these non-GAAP measures, in addition to GAAP financial measures, as the basis for measuring the company’s core operating performance and comparing such performance to that of prior periods and to the performance of our competitors. Such measures are also used by management in their financial and operating decision-making and for compensation purposes.

The non-GAAP financial measures of Thermo Fisher’s results of operations and cash flows included in this press release are not meant to be considered superior to or a substitute for Thermo Fisher’s results of operations prepared in accordance with GAAP. Reconciliations of such non-GAAP financial measures to the most directly comparable GAAP financial measures are set forth in the accompanying tables. Thermo Fisher does not provide GAAP financial measures on a forward-looking basis because we are unable to predict with reasonable certainty and without unreasonable effort items such as the timing and amount of future restructuring actions and acquisition-related charges as well as gains or losses from sales of real estate and businesses, the early retirement of debt and the outcome of legal proceedings. The timing and amount of these items are uncertain and could be material to Thermo Fisher’s results computed in accordance with GAAP.

Conference Call

Thermo Fisher Scientific will hold its earnings conference call today, October 25, 2017, at 8:30 a.m. Eastern time. To listen, dial (877) 201-0168 within the U.S. or (647) 788-4901 outside the U.S. You may also listen to the call live on our website, www.thermofisher.com, by clicking on “Investors.” You will find this press release, including the accompanying reconciliation of non-GAAP financial measures and related information, in that section of our website under “Financial Results.” An audio archive of the call will be available under “Webcasts and Presentations” through Friday, November 3, 2017.

About Thermo Fisher Scientific

Thermo Fisher Scientific Inc. (NYSE: TMO) is the world leader in serving science, with revenues of more than $20 billion and approximately 65,000 employees globally. Our mission is to enable our customers to make the world healthier, cleaner and safer. We help our customers accelerate life sciences research, solve complex analytical challenges, improve patient diagnostics, deliver medicines to market and increase laboratory productivity. Through our premier brands - Thermo Scientific, Applied Biosystems, Invitrogen, Fisher Scientific and Unity Lab Services - we offer an unmatched combination of innovative technologies, purchasing convenience and comprehensive services. For more information, please visit www.thermofisher.com.

Safe Harbor Statement

The following constitutes a “Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements that involve a number of risks and uncertainties. Important factors that could cause actual results to differ materially from those indicated by forward-looking statements include risks and uncertainties relating to: the need to develop new products and adapt to significant technological change; implementation of strategies for improving growth; general economic conditions and related uncertainties; dependence on customers’ capital spending policies and government funding policies; the effect of exchange rate fluctuations on international operations; use and protection of intellectual property; the effect of changes in governmental regulations; and the effect of laws and regulations governing government contracts, as well as the possibility that expected benefits related to recent or pending acquisitions may not materialize as expected. Additional important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are set forth in our Quarterly Report on Form 10-Q for the quarter ended July 1, 2017, which is on file with the SEC and available in the “Investors” section of our website under the heading “SEC Filings.” While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if estimates change and, therefore, you should not rely on these forward-looking statements as representing our views as of any date subsequent to today.

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Consolidated Statement of Income (unaudited) (a)(b)
	Three Months Ended
	September 30,	% of	October 1,	% of
(In millions except per share amounts)	2017	Revenues	2016	Revenues

Revenues	$5,116.2		$4,490.9
Costs and Operating Expenses:
Cost of revenues (c)	2,685.7	52.5%	2,327.2	51.8%
Selling, general and administrative expenses (d)	1,122.1	21.9%	1,042.8	23.2%
Amortization of acquisition-related intangible assets	405.0	7.9%	341.6	7.6%
Research and development expenses	218.1	4.3%	183.3	4.1%
Restructuring and other costs, net (e)	49.1	1.0%	54.9	1.3%
	4,480.0	87.6%	3,949.8	88.0%

Operating Income	636.2	12.4%	541.1	12.0%
Interest Income	24.4		10.4
Interest Expense	(156.7)		(113.3)
Other Expense, Net (f)	(23.3)		(10.3)

Income Before Income Taxes	480.6		427.9
Benefit from Income Taxes (g)	53.3		45.6

Income from Continuing Operations	533.9		473.5

Loss from Discontinued Operations	—		—

Net Income	$533.9	10.4%	$473.5	10.5%

Earnings per Share from Continuing Operations:
Basic	$1.35		$1.20
Diluted	$1.34		$1.19

Earnings per Share:
Basic	$1.35		$1.20
Diluted	$1.34		$1.19

Weighted Average Shares:
Basic	396.2		394.7
Diluted	399.6		397.4

Reconciliation of Adjusted Operating Income and Adjusted Operating Margin
GAAP Operating Income (a)	$636.2	12.4%	$541.1	12.0%
Cost of Revenues Charges (c)	45.1	0.9%	32.4	0.7%
Selling, General and Administrative Charges, Net (d)	36.4	0.7%	62.5	1.4%
Restructuring and Other Costs, Net (e)	49.1	1.0%	54.9	1.3%
Amortization of Acquisition-related Intangible Assets	405.0	7.9%	341.6	7.6%

Adjusted Operating Income (b)	$1,171.8	22.9%	$1,032.5	23.0%

Reconciliation of Adjusted Net Income
GAAP Net Income (a)	$533.9	10.4%	$473.5	10.5%
Cost of Revenues Charges (c)	45.1	0.9%	32.4	0.7%
Selling, General and Administrative Charges, Net (d)	36.4	0.7%	62.5	1.4%
Restructuring and Other Costs, Net (e)	49.1	1.0%	54.9	1.3%
Amortization of Acquisition-related Intangible Assets	405.0	7.9%	341.6	7.6%
Other Expense, Net (f)	30.3	0.6%	11.1	0.2%
Provision for Income Taxes (g)	(176.3)	-3.4%	(167.5)	-3.7%
Discontinued Operations, Net of Tax	—	0.0%	—	0.0%

Adjusted Net Income (b)	$923.5	18.1%	$808.5	18.0%

Reconciliation of Adjusted Earnings per Share
GAAP EPS (a)	$1.34		$1.19
Cost of Revenues Charges, Net of Tax (c)	0.07		0.05
Selling, General and Administrative Charges, Net of Tax (d)	0.07		0.11
Restructuring and Other Costs, Net of Tax (e)	0.07		0.09
Amortization of Acquisition-related Intangible Assets, Net of Tax	0.70		0.59
Other Expense, Net of Tax (f)	0.05		0.02
Provision for Income Taxes (g)	0.01		(0.02)
Discontinued Operations, Net of Tax	—		—

Adjusted EPS (b)	$2.31		$2.03

Reconciliation of Free Cash Flow
GAAP Net Cash Provided by Operating Activities (a)	$928.6		$804.4
Net Cash Used in Discontinued Operations	0.7		1.1
Purchases of Property, Plant and Equipment	(111.4)		(81.0)
Proceeds from Sale of Property, Plant and Equipment	2.0		1.4

Free Cash Flow	$819.9		$725.9

Segment Data	Three Months Ended
	September 30,	% of	October 1,	% of
(In millions)	2017	Revenues	2016	Revenues

Revenues
Life Sciences Solutions	$1,382.0	27.0%	$1,312.3	29.2%
Analytical Instruments	1,189.6	23.3%	898.0	20.0%
Specialty Diagnostics	843.7	16.5%	798.9	17.8%
Laboratory Products and Services	1,933.0	37.8%	1,674.5	37.3%
Eliminations	(232.1)	-4.6%	(192.8)	-4.3%

Consolidated Revenues	$5,116.2	100.0%	$4,490.9	100.0%

Operating Income and Operating Margin
Life Sciences Solutions	$453.0	32.8%	$387.9	29.6%
Analytical Instruments	256.6	21.6%	190.1	21.2%
Specialty Diagnostics	218.8	25.9%	214.4	26.8%
Laboratory Products and Services	243.4	12.6%	240.1	14.3%

Subtotal Reportable Segments	1,171.8	22.9%	1,032.5	23.0%

Cost of Revenues Charges (c)	(45.1)	-0.9%	(32.4)	-0.7%
Selling, General and Administrative Charges, Net (d)	(36.4)	-0.7%	(62.5)	-1.4%
Restructuring and Other Costs, Net (e)	(49.1)	-1.0%	(54.9)	-1.3%
Amortization of Acquisition-related Intangible Assets	(405.0)	-7.9%	(341.6)	-7.6%

GAAP Operating Income (a)	$636.2	12.4%	$541.1	12.0%

(a) "GAAP" (reported) results were determined in accordance with U.S. generally accepted accounting principles (GAAP).
(b) Adjusted results are non-GAAP measures and, for income measures, exclude certain charges to cost of revenues (see note (c) for details); certain credits/charges to selling, general and administrative expenses (see note (d) for details); amortization of acquisition-related intangible assets; restructuring and other costs, net (see note (e) for details); certain other gains or losses that are either isolated or cannot be expected to occur again with any predictability (see note (f) for details); and the tax consequences of the preceding items and certain other tax items (see note (g) for details).

(c) Reported results in 2017 and 2016 include i) $16.3 and $16.3, respectively, of charges for the sale of inventories revalued at the date of acquisition and ii) $26.8 and $16.1, respectively, of charges to conform the accounting policies of recently acquired businesses with the company's accounting policies. Reported results in 2017 include $2.0 of accelerated depreciation on manufacturing assets to be abandoned due to facility consolidations.

(d) Reported results in 2017 and 2016 include i) $38.0 and $36.4, respectively, of third-party transaction/integration costs primarily related to recently completed acquisitions; ii) $(8.0) and $17.2, respectively, of (income)/charges associated with product liability litigation; iii) $6.1 and $8.5, respectively, of charges to conform the accounting policies of recently acquired businesses with the company's accounting policies; and iv) $0.3 and $0.4, respectively, of accelerated depreciation on fixed assets to be abandoned due to integration synergies.

(e) Reported results in 2017 and 2016 include restructuring and other costs, net, consisting principally of severance, abandoned facility and other expenses of headcount reductions within several businesses and real estate consolidations. Reported results in 2017 include $14.9 of net charges for litigation and $6.0 of compensation due at an acquired business on the date of acquisition. Reported results in 2016 include $9.9 of net charges for litigation.

(f) Reported results in 2017 include a $28.8 charge related to fees paid to obtain bridge financing commitments for the acquisition of Patheon and $1.4 of losses on investments. Reported results in 2016 include $12.0 of charges related to fees paid to obtain bridge financing commitments for the acquisition of FEI, $0.3 of losses on the early extinguishment of debt and $0.5 of amortization of acquisition-related intangible assets of the company's equity-method investments, offset in part by a $1.7 gain on investment.

(g) Reported provision for income taxes includes i) $179.1 and $158.9 of incremental tax benefit in 2017 and 2016, respectively, for the pre-tax reconciling items between GAAP and adjusted net income; and ii) in 2017 and 2016, $(2.8) and $8.6, respectively, of incremental tax (provision)/benefit from adjusting the company's deferred tax balances as a result of tax rate changes.

Notes:
Consolidated depreciation expense is $111.8 and $91.4 in 2017 and 2016, respectively.

Consolidated Statement of Income (unaudited) (a)(b)
	Nine Months Ended
	September 30,	% of	October 1,	% of
(In millions except per share amounts)	2017	Revenues	2016	Revenues

Revenues	$14,871.2		$13,320.9
Costs and Operating Expenses:
Cost of revenues (c)	7,711.2	51.9%	6,912.5	51.9%
Selling, general and administrative expenses (d)	3,246.3	21.8%	3,027.1	22.7%
Amortization of acquisition-related intangible assets	1,153.4	7.8%	1,001.6	7.5%
Research and development expenses	655.1	4.4%	542.2	4.1%
Restructuring and other costs, net (e)	95.1	0.6%	140.9	1.1%
	12,861.1	86.5%	11,624.3	87.3%

Operating Income	2,010.1	13.5%	1,696.6	12.7%
Interest Income	60.7		34.4
Interest Expense	(425.7)		(338.3)
Other Expense, Net (f)	(36.0)		(20.7)

Income Before Income Taxes	1,609.1		1,372.0
Benefit from Income Taxes (g)	88.4		20.6

Income from Continuing Operations	1,697.5		1,392.6

Loss from Discontinued Operations, Net of Tax	(0.6)		(0.3)

Net Income	$1,696.9	11.4%	$1,392.3	10.5%

Earnings per Share from Continuing Operations:
Basic	$4.33		$3.53
Diluted	$4.29		$3.50

Earnings per Share:
Basic	$4.32		$3.53
Diluted	$4.29		$3.50

Weighted Average Shares:
Basic	392.4		394.8
Diluted	395.6		397.6

Reconciliation of Adjusted Operating Income and Adjusted Operating Margin
GAAP Operating Income (a)	$2,010.1	13.5%	$1,696.6	12.7%
Cost of Revenues Charges (c)	76.7	0.5%	60.4	0.5%
Selling, General and Administrative Charges, Net (d)	74.7	0.5%	95.2	0.7%
Restructuring and Other Costs, Net (e)	95.1	0.6%	140.9	1.1%
Amortization of Acquisition-related Intangible Assets	1,153.4	7.8%	1,001.6	7.5%

Adjusted Operating Income (b)	$3,410.0	22.9%	$2,994.7	22.5%

Reconciliation of Adjusted Net Income
GAAP Net Income (a)	$1,696.9	11.4%	$1,392.3	10.5%
Cost of Revenues Charges (c)	76.7	0.5%	60.4	0.5%
Selling, General and Administrative Charges, Net (d)	74.7	0.5%	95.2	0.7%
Restructuring and Other Costs, Net (e)	95.1	0.6%	140.9	1.1%
Amortization of Acquisition-related Intangible Assets	1,153.4	7.8%	1,001.6	7.5%
Other Expense, Net (f)	30.5	0.2%	26.6	0.2%
Provision for Income Taxes (g)	(481.4)	-3.2%	(385.2)	-3.0%
Discontinued Operations, Net of Tax	0.6	0.0%	0.3	0.0%

Adjusted Net Income (b)	$2,646.5	17.8%	$2,332.1	17.5%

Reconciliation of Adjusted Earnings per Share
GAAP EPS (a)	$4.29		$3.50
Cost of Revenues Charges, Net of Tax (c)	0.13		0.10
Selling, General and Administrative Charges, Net of Tax (d)	0.13		0.18
Restructuring and Other Costs, Net of Tax (e)	0.16		0.24
Amortization of Acquisition-related Intangible Assets, Net of Tax	2.08		1.81
Other Expense, Net of Tax (f)	0.05		0.04
(Benefit from) Provision for Income Taxes (g)	(0.15)		—
Discontinued Operations, Net of Tax	—		—

Adjusted EPS (b)	$6.69		$5.87

Reconciliation of Free Cash Flow
GAAP Net Cash Provided by Operating Activities (a)	$2,138.5		$2,052.7
Net Cash Used in Discontinued Operations	1.8		3.0
Purchases of Property, Plant and Equipment	(292.8)		(310.9)
Proceeds from Sale of Property, Plant and Equipment	4.3		23.1

Free Cash Flow	$1,851.8		$1,767.9

Segment Data	Nine Months Ended
	September 30,	% of	October 1,	% of
(In millions)	2017	Revenues	2016	Revenues

Revenues
Life Sciences Solutions	$4,150.1	27.9%	$3,897.9	29.3%
Analytical Instruments	3,407.4	22.9%	2,451.2	18.4%
Specialty Diagnostics	2,571.9	17.3%	2,504.8	18.8%
Laboratory Products and Services	5,424.5	36.5%	5,043.0	37.9%
Eliminations	(682.7)	-4.6%	(576.0)	-4.4%

Consolidated Revenues	$14,871.2	100.0%	$13,320.9	100.0%

Operating Income and Operating Margin
Life Sciences Solutions	$1,335.0	32.2%	$1,128.8	29.0%
Analytical Instruments	681.0	20.0%	446.7	18.2%
Specialty Diagnostics	687.7	26.7%	682.4	27.2%
Laboratory Products and Services	706.3	13.0%	736.8	14.6%

Subtotal Reportable Segments	3,410.0	22.9%	2,994.7	22.5%

Cost of Revenues Charges (c)	(76.7)	-0.5%	(60.4)	-0.5%
Selling, General and Administrative Charges, Net (d)	(74.7)	-0.5%	(95.2)	-0.7%
Restructuring and Other Costs, Net (e)	(95.1)	-0.6%	(140.9)	-1.1%
Amortization of Acquisition-related Intangible Assets	(1,153.4)	-7.8%	(1,001.6)	-7.5%

GAAP Operating Income (a)	$2,010.1	13.5%	$1,696.6	12.7%

(a) "GAAP" (reported) results were determined in accordance with U.S. generally accepted accounting principles (GAAP).
(b) Adjusted results are non-GAAP measures and, for income measures, exclude certain charges to cost of revenues (see note (c) for details); certain credits/charges to selling, general and administrative expenses (see note (d) for details); amortization of acquisition-related intangible assets; restructuring and other costs, net (see note (e) for details); certain other gains or losses that are either isolated or cannot be expected to occur again with any predictability (see note (f) for details); and the tax consequences of the preceding items and certain other tax items (see note (g) for details).

(c) Reported results in 2017 and 2016 include i) $47.3 and $38.7, respectively, of charges for the sale of inventories revalued at the date of acquisition; ii) $26.8 and $20.0 of charges to conform the accounting policies of recently acquired businesses with the company's accounting policies; and iii) $2.6 and $1.7, respectively, of accelerated depreciation on manufacturing assets to be abandoned due to facility consolidations.

(d) Reported results in 2017 and 2016 include i) $49.9 and $63.1, respectively, of third-party transaction/integration costs primarily related to recently completed acquisitions; ii) $(8.0) and $17.2, respectively, of (income)/charges associated with product liability litigation; iii) $6.1 and $8.5, respectively, of charges to conform the accounting policies of recently acquired businesses with the company's accounting policies; iv) $25.4 and $(1.9), respectively, of charges/(credits) from changes in estimates of contingent acquisition consideration; and v) $1.3 and $8.3, respectively, of accelerated depreciation on fixed assets to be abandoned due to integration synergies.

(e) Reported results in 2017 and 2016 include restructuring and other costs, net, consisting principally of severance, abandoned facility and other expenses of headcount reductions within several businesses and real estate consolidations. Reported results in 2017 include $18.4 of litigation charges, $6.0 of compensation due at an acquired business on the date of the acquisition, and $1.8 of charges for the settlement of retirement plans. Reported results in 2016 include $6.8 of environmental remediation costs, $4.4 of net charges for litigation and $5.0 of gains on sales of real estate and settlement of a retirement plan.

(f) Reported results in 2017 include a $32.2 charge related to fees paid to obtain bridge financing commitments for the acquisition of Patheon and $3.9 of losses on the early extinguishment of debt, offset in part by $5.7 of net gains from investments. Reported results in 2016 include $22.0 of charges related to fees paid to obtain bridge financing commitments for the acquisition of FEI, $6.5 of losses on the early extinguishment of debt and $1.6 of amortization of acquisition-related intangible assets of the company's equity-method investments, offset in part by $3.5 of net gains from investments.

(g) Reported provision for income taxes includes i) $422.4 and $385.4 of incremental tax benefit in 2017 and 2016, respectively, for the pre-tax reconciling items between GAAP and adjusted net income; ii) $60.0 and $(0.2) of incremental tax benefit (provision) in 2017 and 2016, respectively, from adjusting the company's deferred tax balances as a result of tax rate changes and iii) $1.0 of incremental tax provision in 2017 due to an audit settlement.

Notes:
Consolidated depreciation expense is $306.1 and $282.6 in 2017 and 2016, respectively.

Condensed Consolidated Balance Sheet (unaudited)

	September 30,	December 31,
(In millions)	2017	2016

Assets
Current Assets:
Cash and cash equivalents	$741.1	$786.2
Accounts receivable, net	3,657.0	3,048.5
Inventories	3,125.5	2,213.3
Other current assets	1,320.4	973.0

Total current assets	8,844.0	7,021.0

Property, Plant and Equipment, Net	3,931.6	2,577.8

Acquisition-related Intangible Assets	17,029.6	13,969.0

Other Assets	1,051.2	1,011.9

Goodwill	25,128.9	21,327.8

Total Assets	$55,985.3	$45,907.5

Liabilities and Shareholders' Equity
Current Liabilities:
Short-term obligations and current maturities of long-term obligations	$2,762.3	$1,255.5
Other current liabilities	4,269.0	3,610.3

Total current liabilities	7,031.3	4,865.8

Other Long-term Liabilities	5,021.8	4,130.0

Long-term Obligations	19,230.4	15,372.4

Total Shareholders' Equity	24,701.8	21,539.3

Total Liabilities and Shareholders' Equity	$55,985.3	$45,907.5

Condensed Consolidated Statement of Cash Flows (unaudited)

	Nine Months Ended
	September 30,	October 1,
(In millions)	2017	2016

Operating Activities
Net income	$1,696.9	$1,392.3
Loss from discontinued operations	0.6	0.3
Income from continuing operations	1,697.5	1,392.6

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,459.5	1,284.2
Change in deferred income taxes	(483.6)	(514.8)
Other non-cash expenses, net	229.9	189.7
Changes in assets and liabilities, excluding the effects of acquisitions and dispositions	(763.0)	(296.0)

Net cash provided by continuing operations	2,140.3	2,055.7
Net cash used in discontinued operations	(1.8)	(3.0)

Net cash provided by operating activities	2,138.5	2,052.7

Investing Activities
Acquisitions, net of cash acquired	(7,160.2)	(5,143.0)
Purchases of property, plant and equipment	(292.8)	(310.9)
Proceeds from sale of property, plant and equipment	4.3	23.1
Other investing activities, net	3.1	2.9

Net cash used in investing activities	(7,445.6)	(5,427.9)

Financing Activities
Net proceeds from issuance of debt	6,459.0	7,605.8
Repayment of debt	(2,551.7)	(2,307.1)
Net proceeds from issuance of commercial paper	6,030.2	5,628.0
Repayment of commercial paper	(5,809.1)	(4,859.2)
Purchases of company common stock	(750.0)	(1,000.0)
Dividends paid	(177.1)	(179.2)
Net proceeds from issuance of company common stock	1,690.3	—
Net proceeds from issuance of company common stock under employee stock plans	107.7	75.1
Other financing activities, net	(1.0)	(13.6)

Net cash provided by financing activities	4,998.3	4,949.8

Exchange Rate Effect on Cash	256.1	(40.7)

(Decrease) Increase in Cash, Cash Equivalents and Restricted Cash	(52.7)	1,533.9
Cash, Cash Equivalents and Restricted Cash at Beginning of Period	810.8	466.3

Cash, Cash Equivalents and Restricted Cash at End of Period	$758.1	$2,000.2

Free Cash Flow (a)	$1,851.8	$1,767.9

(a) Free cash flow is net cash provided by operating activities of continuing operations less net purchases of property, plant and equipment.